Exhibit (h)(2)

EXECUTION

FIRST AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT (“Amendment”) is made and entered into, as of the latest date on the signature page hereto (the “Effective Date”), by and between the Trust listed on Appendix A hereto (“the Trust”) and THE BANK OF NEW YORK MELLON (“BNY”). BNY and the Trust are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, the Trust and BNY have entered into a Transfer Agency and Service Agreement dated as of August 27, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Trust and BNY desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows:

1.  Appendix A to the Agreement is deleted and replaced with the Appendix A attached hereto.

2.  As hereby amended and supplemented, the Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control. From and after the Effective Date, any reference to the Agreement shall be a reference to the Agreement as amended hereby. Capitalized terms not specifically defined herein will have the same meaning ascribed to them under the Agreement.

3.  This Amendment constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

4.  This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email. “Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods.

5.  The governing law provision of the Agreement shall be the governing law provision of this Amendment.

6.  Each of the parties represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party or parties to this Amendment, including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

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[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

THE BANK OF NEW YORK MELLON	EACH SERIES OF THE TRUST LISTED ON APPENDIX A

By: /s/ Michael Gronsky	By: /s/ Kaitlin Carroll

Name: Michael Gronsky	Name: Kaitlin Carroll

Title: Senior Vice President	Title: Assistant Secretary

Date: December 8, 2025	Date: December 5, 2025

Appendix A

TRUST:

MAN ETF SERIES TRUST

SERIES:

Man Active Income ETF

Man Active High Yield ETF

Man Active Emerging Markets Alternative ETF

Man Active Trend Enhanced ETF